Exhibit 99.1

Collectors Universe Reports Record Second Quarter Results

Service Revenues up 5% and Operating Income up 26% for the Quarter

NEWPORT BEACH, CA – February 4, 2015 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its second quarter of fiscal 2015 ended December 31, 2014.

Operational and Financial Highlights:

■

Service revenues increased by $0.7 million, or 5%, to a second quarter record of $14.1 million in this year’s second quarter as compared to $13.5 million in the same quarter of fiscal 2014. The increase was driven by a $0.4 million, or 5%, increase in coin service revenues and a $0.3 million, or 7%, increase in trading card and autograph service revenues.

●

Coin service revenues generated by our overseas operations increased to 11% of total service revenues in this year’s second quarter from 9% in the same quarter of fiscal 2014. For both six month periods, coin overseas revenues represented about 8% of total service revenues.

■

The services gross profit margin was 64% in both the second quarter and six months of this year as compared to 61% and 62% in the three and six month periods of last year, respectively, reflecting our continued focus on and our success in, providing higher value and higher margin services to our customers.

■

Operating income in the current year, increased by 26% to a second quarter record of $2.6 million and by 14% to a first half record of $5.7 million. For the first half of fiscal 2015, non-cash stock based compensation was up $0.5 million compared to the same period of the prior year.

■

Income from continuing operations in the current year, increased to $1.7 million, or $0.20 per diluted share in the second quarter and $3.4 million or $0.41 per diluted share for the six months compared to $1.2 million, or $0.15, per diluted share and $2.9 million or $0.35 per diluted share, respectively, in the three and six month periods of fiscal 2014.

■

The Company’s cash position at December 31, 2014 was $17.1 million as compared to $19.9 million at June 30, 2014. Net cash used of $2.8 million in the six months included cash generated from continuing operations of $4.0 million and cash dividends of $5.5 million paid to our stockholders. The substantially unchanged cash generated from continuing operations of $4.0 million in this year’s first half as compared to the first half of fiscal 2014, reflects the payment of higher annual incentives in this year’s first half, due to the improved performance of the business in fiscal 2014.

■

On January 22, 2015, we announced an increase in our quarterly cash dividend to $0.35 per share from $0.325 per share, and at the same time we declared a dividend of $0.35 per share that will be paid on February 27, 2015 to stockholders of record on February 18, 2015.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “I am very pleased with the performance of our two primary grading businesses, PCGS & PSA/DNA. Their results again in this second quarter combined for a record performance for the company reflecting continued growth from our efforts internationally, as well as strong customer acceptance of our high value services and targeted marketing programs. Increasingly, we believe, the community of dealers and collectors around the world are using Collectors Universe as the primary hub to authenticate and grade, research, locate and catalog their collections of coins and sports cards, using the many tools we provide to build and maintain high value collections.”

Collectors Universe, Inc.

February 4, 2015

Conference Call and Webcast

Collectors Universe will host a conference call to discuss its second quarter results on Wednesday, February 4, 2015 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 888-452-4023 or 719-457-2648, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through February 18, 2015 by dialing 888-203-1112 or 719-457-0820 and entering access code 9512253#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia. The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and also operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed, or that may be implied or inferred from the discussion of recent trends in our operating results in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2014, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the weakness of the economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

February 4, 2015

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2014 which we filed with the Securities and Exchange Commission on August 28, 2014 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

February 4, 2015

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net revenues:
Grading, and authentication and related services	$14,148	$13,492	$30,317	$27,659
Product Sales	-	58	9	58
	14,148	13,550	30,326	27,717
Cost of revenues:
Grading, authentication and related services	5,048	5,237	10,827	10,487
Product sales	19	49	36	49
	5,067	5,286	10,863	10,536

Gross profit	9,081	8,264	19,463	17,181
Operating expenses:
Selling and marketing expenses	2,147	2,116	4,514	4,314
General and administrative expenses	4,288	4,049	9,277	7,913
Total operating expenses	6,435	6,165	13,791	12,227
Operating income	2,646	2,099	5,672	4,954
Interest income and other expense, net	(7)	10	(2)	24
Income before provision for income taxes	2,639	2,109	5,670	4,978
Provision for income taxes	971	871	2,220	2,082
Income from continuing operations	1,668	1,238	3,450	2,896
Income (loss) from discontinued operations, net of income taxes	(13)	(23)	9	(44)
Net income	$1,655	$1,215	$3,459	$2,852

Net income per basic share:
Income from continuing operations	$0.20	$0.15	$0.41	$0.36
Income (loss) from discontinued operations	-	-	0.01	(0.01)
Net income per basic share	$0.20	$0.15	$0.42	$0.35

Net income per diluted share:
Income from continuing operations	$0.20	$0.15	$0.41	$0.35
Loss from discontinued operations	(0.01)	-	-	-
Net income per diluted share	$0.19	$0.15	$0.41	$0.35

Weighted average shares outstanding:
Basic	8,339	8,144	8,333	8,130
Diluted	8,519	8,225	8,511	8,191
Dividends declared per common share	$0.325	$0.325	$0.65	$0.65

Note: Non-cash stock-based compensation included above	$433	$470	$1,365	$856

Collectors Universe, Inc.

February 4, 2015

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	December 31, 2014	June 30, 2014
ASSETS

Current assets:
Cash and cash equivalents	$17,150	$19,909
Accounts receivable, net of allowance of $26 at December 31, 2014 and June 30, 2014	2,562	2,118
Inventories, net	2,117	1,888
Prepaid expenses and other current assets	903	1,367
Deferred income tax assets	1,719	1,719
Total current assets	24,451	27,001

Property and equipment, net	2,291	2,466
Goodwill	2,083	2,083
Intangible assets, net	1,294	1,272
Deferred income tax assets	2,204	2,204
Other assets	359	380
Non-current assets of discontinued operations	182	182
	$32,864	$35,588
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,574	$2,062
Accrued liabilities	3,019	2,817
Accrued compensation and benefits	2,705	4,139
Income taxes payable	763	851
Deferred revenue	3,089	2,645
Current liabilities of discontinued operations	890	849
Total current liabilities	12,040	13,363

Deferred rent	448	461
Non-current liabilities of discontinued operations	838	1,124

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,884 and 8,861 issued and outstanding at December 31, 2014 and June 30, 2014, respectively.	9	9
Additional paid-in capital	78,872	78,011
Accumulated deficit	(59,343)	(57,380)
Total stockholders’ equity	19,538	20,640
	$32,864	$35,588

Collectors Universe, Inc.

February 4, 2015

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,459	$2,852
Discontinued operations	(9)	44
Income from continuing operations	3,450	2,896
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	671	569
Stock-based compensation expense	1,365	856
Provision for bad debts	-	2
Provision for inventory write-down	151	38
Provision for warranty	241	368
Gain on sale of property and equipment	(1)	(3)
Loss on sale of business	1	1
Change in operating assets and liabilities:
Accounts receivable	(448)	(520)
Inventories	(381)	(121)
Prepaid expenses and other	464	(260)
Other assets	21	(9)
Accounts payable and accrued liabilities	(480)	507
Accrued compensation and benefits	(1,434)	(153)
Income taxes payable	(88)	(213)
Deferred revenue	444	5
Deferred rent	(13)	(1)
Net cash provided by operating activities of continuing operations	3,963	3,962
Net cash used in operating activities of discontinued businesses	(313)	(289)
Net cash provided by operating activities	3,650	3,673

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	2	7
Proceeds from sale of business	80	13
Purchase of business	(200)	-
Capital expenditures	(275)	(793)
Capitalized software	(34)	(57)
Patents and other intangibles	(10)	(8)
Net cash used in investing activities	(437)	(838)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	-	292
Dividends paid to common stockholders	(5,468)	(5,375)
Payments for retirement of common stock	(504)	(156)
Net cash used in financing activities	(5,972)	(5,239)

Net decrease in cash and cash equivalents	(2,759)	(2,404)
Cash and cash equivalents at beginning of period	19,909	18,711
Cash and cash equivalents at end of period	$17,150	$16,307

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$2,305	$2,269